EXHIBIT 10.1
AMENDMENT NO. 3 AND WAIVER

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 3 AND WAIVER, dated as of December 22, 2009 (this “Amendment”), to SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into among PGT Industries, Inc., a Florida corporation (the “Borrower”), UBS AG, Stamford Branch, as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders party hereto, and amends the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended and as may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into among the Borrower, the Guarantors party thereto, the institutions from time to time party thereto as lenders, UBS AG, Stamford Branch, as administrative agent, issuing bank and collateral agent, General Electric Capital Corporation and UBS Securities LLC, as co-documentation agents and the other agents party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

Whereas, Section 11.02 of the Credit Agreement provides that the Credit Agreement may be amended, modified and waived from time to time;

Whereas, the Borrower has requested that the Lenders and the Administrative Agent agree to amend the Credit Agreement as described below and the Lenders and the Administrative Agent are willing to so agree subject to the terms and conditions contained in this Amendment;

Whereas, as a condition precedent to the effectiveness of certain amendments herein, the Borrower has agreed to prepay Term Loans in an amount equal to at least $17 million (minus fees and expenses);

Now, therefore, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

SECTION ONE                                 Amendments.

(a) Section 1.01 of the Credit Agreement is amended by including the following defined terms therein in appropriate alphabetical order:

(i) “Additional Interest” shall mean 2.5% per annum which shall be capitalized and added to the unpaid principal amount of the Loans on the last day of each applicable fiscal quarter of the Borrower pursuant to Section 2.06; provided that Additional Interest may, at the option of the Borrower, be paid in cash on the last day of such applicable fiscal quarter.  Notice of the making of such payment in cash shall be delivered to the Administrative Agent in writing, in the case of ABR Loans, one Business Day, and in the case of Eurodollar Loans, three Business Days, prior to the relevant Interest Payment Date.  Notwithstanding anything to the contrary contained in this Agreement, Additional Interest shall not be taken into account for purposes of calculating the financial covenants set forth in Section 6.10 of this Agreement or any of the associated definitions when used therein or for purposes of any other references or uses of such financial definitions or the associated definitions in this Agreement.  For all purposes of this Agreement, any and all references to “interest” when applied to the Loans shall be deemed to include Additional Interest, when and as applicable.

(ii) “Amendment No. 3” shall mean Amendment No. 3 and Waiver to Second Amended and Restated Credit Agreement, which amends this Agreement, dated as of the Waiver Effective Date, among the Borrower, Holdings, the Subsidiary Guarantors and the Administrative Agent (with the consent of the Required Lenders and Extending Lenders).

(iii) “Amendment No. 3 Effective Date” shall have the meaning set forth in Section 4(a) of Amendment No. 3.

(iv) “Extending Revolving Lender Commitment” shall mean the Commitment of any Extending Revolving Lender and of any assignee of any such Tranche A-1 Revolving Lender who takes all or a portion of a Tranche A-1 Revolving Commitment of any such consenting Tranche A-1 Revolving Lender.

(v) “Extending Revolving Lender” shall mean any Tranche A-1 Revolving Lender that has consented to the Extension.

(vi) “Extension” shall mean, with respect to any Tranche A-1 Revolving Lender, the extension of the maturity date of such Tranche A-1 Revolving Lender’s Commitment from the Initial Revolving Maturity Date to the Final Revolving Maturity Date in accordance with Amendment No. 3.

(vii)  “Final Revolving Maturity Date” shall mean December 31, 2011 or, if such date is not a Business Day, the first Business Day thereafter.

(viii) “Initial Revolving Maturity Date” shall mean February 14, 2011 or, if such date is not a Business Day, the first Business Day thereafter.

(ix) “Non-Extending Revolving Lender Commitment” shall mean the Commitment of any Non-Extending Revolving Lender and of any assignee of any such Tranche A-1 Revolving Lender who takes all or a portion of a Non-Extending Revolving Commitment of any such Tranche A-1 Revolving Lender; provided that if a Non-Extending Revolving Lender Commitment is assigned to a Non-Extending Revolving Lender at any time prior to the Initial Revolving Maturity Date, such Commitment shall thereafter be deemed to be an Extending Revolving Lender Commitment.

(x) “Non-Extending Revolving Lender” shall mean any Tranche A-1 Revolving Lender that has not consented to the Extension.

(xi) “Revolver Availability Amount” shall mean, as at any date of determination, the excess of the aggregate of Tranche A-1 Revolving Commitments of Tranche A-1 Revolving Lenders over the aggregate Revolving Exposure of Tranche A-1 Revolving Lenders.

(xii) “Revolving Commitment Reduction” shall mean the reduction by the Borrower of Commitments to Extending Revolving Lenders by up to $5 million in the aggregate effective on the Amendment No. 3 Effective Date in accordance with the terms of Sections 2.07 and 2.10.

(xiii) “Specified Equity Offering” shall mean the (i) offering of subscription rights to purchase shares of the common stock of Holdings and/or (ii) the sale of common stock of Holdings and/or the sale of Qualified Capital Stock of Holdings to be completed pursuant to Amendment No. 3.

(xiv) “Waiver” shall have the meaning set forth in Section 2 of Amendment No. 3.

(xv) “Waiver Effective Date” shall have the meaning set forth in Section 4(b) of Amendment No. 3.

(b) The definition of “Alternate Base Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) 4.25%.

(c) The definition of “Applicable Margin” in Section 1.01 shall be amended by deleting such definition in its entirety and  replacing it with the following:

“Applicable Margin” shall mean, for any day:

with respect to any Tranche A-1 Revolving Loan only, the applicable percentage set forth in the table below under the appropriate caption:

	Tranche A-1 Revolving Loans
Total Leverage Ratio	Eurodollar	ABR
Level I ≥4.5:1.0	5.00%	4.00%
Level II <4.5:1.0 but ≥4.0:1.0	4.50%	3.50%
Level III <4.0:1.0 but ≥3.5:1.0	4.00%	3.00%
Level IV <3.5:1.0 ≥3.0:1.0	3.50%	2.50%
Level V <3.0:1.0 but ≥2.5:1.0	3.25%	2.25%
Level VI <2.5:1.0	3.00%	2.00%

with respect to any Term Loan only, the applicable percentage set forth in the table below under the appropriate caption:

	Term Loans
Total Leverage Ratio	Eurodollar	ABR
Level I ≥4.5:1.0	5.00%	4.00%
Level II <4.5:1.0 but ≥4.0:1.0	4.50%	3.50%
Level III <4.0:1.0 but ≥3.5:1.0	4.00%	3.00%
Level IV <3.5:1.0	3.50%	2.50%

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Term Loans, Tranche A-1 Revolving Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, the Leverage Ratio shall be deemed to be in Level I (i) at any time during which Window Holdings has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b), respectively, and (ii) at any time during the continuance of an Event of Default.

(d) The definition of “Consolidated Interest Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period plus, with respect to each Test Period from and including the Test Period ending December 31, 2009 through and including the Test Period ending December 31, 2010 only, unrestricted cash of Window Holdings and its Subsidiaries as of the last day of such Test Period to (y) Cash Interest Expense for such Test Period.

(e) The definition of “ECF Percentage” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ECF Percentage” shall mean, with respect to any fiscal year, the applicable percentage set forth below across from the applicable First Lien Secured Leverage Ratio as of the last day of such fiscal year:

First Lien Secured Leverage Ratio	Applicable Percentage
> 3.5:1.0	90%
≤ 3.5:1.0	75%

(f) The definition of “Excess Cash Flow” in Section 1.01 of the Credit Agreement shall be amended by inserting the following immediately prior to the period ending the last sentence:

“; provided further that, to the extent it would otherwise be included therein, proceeds from the Specified Equity Offering shall not be included in the calculation of Excess Cash Flow”

(g) The definition of “Final Maturity Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Final Maturity Date” shall mean the later of the Final Revolving Maturity Date and the Term Loan Maturity Date.

(h) The definition of “Letter of Credit Expiration Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Final Revolving Maturity Date.”

(i) The definition of “Revolving Availability Period” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Revolving Availability Period” shall mean the period from and including January 29, 2004 to but excluding the earlier of (i) the Business Day preceding the Final Revolving Maturity Date and (ii) the date of termination of the Tranche A-1 Revolving Commitments.”

(j) The definition of “Revolving Maturity Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with  the following:

“Revolving Maturity Date” means (x) with respect to any Extending Revolving Lender Commitment, the Final Revolving Maturity Date and (y) with respect to any Non-Extending Revolving Lender Commitment, the Initial Revolving Maturity Date.”

(k) The definition of “Tranche A-1 Revolving Commitment” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with  the following:

“Tranche A-1 Revolving Commitment” shall mean, with respect to each Tranche A-1 Revolving Lender, the commitment, if any, of such Lender to make Tranche A-1 Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche  A-1 Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate amount of the Tranche A-1 Revolving Lenders’ Tranche A-1 Revolving Commitments on the Amendment No. 3 Effective Date is the amount set forth on Schedule I to Amendment No. 3. The Non-Extending Revolving Lender Commitments shall terminate on the Initial Revolving Maturity Date and the aggregate amount of the Tranche A-1 Lenders’ Revolving Commitments immediately following the Initial Revolving Maturity Date shall be the aggregate of the Extending Revolving Lender Commitments.

(l) Section 2.01 of the Credit Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following:

“(b)  to make Tranche A-1 Revolving Loans to Borrower, at any time and from time to time on or after the Amendment No. 3 Effective Date until the earlier of (i)(x) the Initial Revolving Maturity Date, in the case of a Non-Extending Revolving Lender and (y) the Final Revolving Maturity Date, in the case of an Extending Revolving Lender and (ii) the termination of the Tranche A-1 Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Tranche A-1 Revolving Commitment.”

(m) Section 2.02 of the Credit Agreement is hereby amended by deleting clause (e) in its entirety and replacing it with the following:

“(e)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after (i) in the case of Tranche A-1 Revolving Loans to be made prior to the Initial Revolving Maturity Date, the Initial Revolving Maturity Date and (ii) in the case of Tranche A-1 Revolving Loans to be made on or after the Initial Revolving Maturity Date, the Final Revolving Maturity Date.”

(n) Section 2.03 of the Credit Agreement is hereby amended by adding the following paragraph at the end of such section:

“If on the Initial Revolving Maturity Date the Borrower makes a Revolving Borrowing pursuant to a Borrowing Request submitted to the Administrative Agent in accordance with this Section 2.03, so long as such Revolving Borrowing is in an amount not to exceed the amount of the Extending Revolving Lender Commitments, the Administrative Agent shall advance such Borrowing by setting-off first, any outstanding Swingline Loans, and second, any outstanding Revolving Exposure of Extending Revolving Lenders against the amount set forth in such Borrowing Request.”

(o) Section 2.04(a) of the Credit Agreement is hereby amended by deleting clauses (ii) and (iii) in their entirety and replacing them with the following:

“(ii)  to the Administrative Agent for the account of each Non-Extending Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Non-Extending Revolving Lender on the Initial Revolving Maturity Date; (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Initial Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, (iv) to the Administrative Agent for the account of each Extending Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Extending Revolving Lender on the Final Revolving Maturity Date and (v) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Final Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested; provided further, that the Borrower shall be deemed to have repaid the Swingline Loans and the Revolving Exposure of Extending Revolving Lenders, in each case, that are set-off by the Administrative Agent as contemplated by the last paragraph of Section 2.03.”

(p) Section 2.06 of the Credit Agreement is hereby amended by adding the following at the end of both Section 2.06(a) and Section 2.06(b):

“plus, solely during any fiscal quarter immediately following a Test Period in which the ratio of (x) Consolidated Indebtedness minus cash and Cash Equivalents (in each case as of the last day of the relevant Test Period and, in the case of a Test Period that includes the fourth quarter of 2009, after giving pro forma effect to the application of any prepayments in connection with Amendment No. 3) to (y) Consolidated EBITDA for such Test Period exceeds 4.25:1.0, Additional Interest”.

(q) Section 2.07 of the Credit Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following:

“(a)  The Tranche A-2 Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Amendment and Restatement Effective Date.  The Tranche A-1 Revolving Commitments of Non-Extending Revolving Lenders shall automatically terminate on the Initial Revolving Maturity Date.  The Tranche A-1 Revolving Commitments of the Extending Revolving Lenders shall automatically terminate on the Final Revolving Maturity Date. The Swingline Commitment and the LC Commitment shall automatically terminate on the Final Revolving Maturity Date.”

(r) Section 2.10 of the Credit Agreement is hereby amended by deleting clause (b)(ii) in its entirety and replacing it with the following:

“(ii) In the event of any partial reduction of the Tranche A-1 Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Tranche A-1 Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Tranche A-1 Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess; provided that, with respect to the Revolving Commitment Reduction only, the Tranche A-1 Revolving Commitments of each Extending Revolving Lender that also accepts the Revolving Commitment Reduction pursuant to their respective signature pages in Amendment No. 3 (such Lenders, “Commitment Reducing Lenders”) shall each be reduced, in each case notwithstanding the last sentence of Section 2.07(c), in an amount equal to $5 million multiplied by a fraction, the numerator of which is such Commitment Reducing Lender’s Tranche A-1 Revolving Commitment  (including, for the avoidance of doubt and without duplication, all outstanding Tranche A-1 Revolving Loans made by such Lender) and the denominator of which is the aggregate Tranche A-1 Revolving Commitments of all Commitment Reducing Lenders, in each case as set forth in Schedule I to Amendment No. 3, and otherwise in accordance with this Section 2.10(b).

(s) Section 2.17(d) of the Credit Agreement is hereby amended by inserting the following immediately prior to the last sentence:

“Subject to clause (iii) of Section 2.17(a), immediately following the Initial Revolving Maturity Date, so long as no Default or Event of Default has occurred and is continuing, the Swingline Exposure of Non-Extending Revolving Lenders shall be reallocated pro rata among the Extending Revolving Lenders in accordance with their Commitments.”

(t) Section 2.18(a) is hereby deleted in its entirety and replaced with the following:

“(a)  General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary (subject to such Subsidiary’s compliance with all reasonable requests made by the LC Issuer or the Administrative Agent pursuant to Section 11.16) in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (i) the LC Exposure would exceed the LC Commitment, (ii) the total Revolving Exposure would exceed the total Tranche A-1 Revolving Commitments or (iii) prior to the Initial Revolving Maturity Date, the LC Exposure of Non-Extending Revolving Lenders that expires after the Initial Revolving Maturity Date would be greater than the difference between the Extending Revolving Lender Commitments and the Revolving Exposure of the Extending Revolving Lenders.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.”

(u) Section 2.18(d) of the Credit Agreement is hereby amended by inserting the following immediately prior to the last sentence:

“Subject to clause (iii) of Section 2.18(a), immediately following the Initial Revolving Maturity Date, so long as no Default or Event of Default has occurred and is continuing, the LC Exposure of Non-Extending Revolving Lenders shall be reallocated pro rata among the Extending Revolving Lenders in accordance with their Extending Revolving Lender Commitments.”

(v) Section 6.10(a) of the Credit Agreement shall be amended by deleting such section in its entirety and replacing it with the following:

(a)           Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio (which shall be calculated on a Pro Forma Basis to give effect to any prepayment of Loans made in connection with Amendment No. 3 as if such prepayment had been effected on the first day of any Test Period), as of the last day of any Test Period ending closest to the end of the period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Total Leverage Ratio
April 1, 2006 — June 30, 2006	6.00 to 1.0
July, 1, 2006 — September 30, 2006	6.00 to 1.0
October 1, 2006 — December 31, 2006	6.00 to 1.0
January 1, 2007 — March 31, 2007	5.75 to 1.0
April 1, 2007 — June 30, 2007	5.50 to 1.0
July 1, 2007 — September 30, 2007	5.25 to 1.0
October 1, 2007 — December 31, 2007	5.00 to 1.0
January 1, 2008 — March 31, 2008	5.00 to 1.0
April 1, 2008 — June 30, 2008	5.00 to 1.0
July 1, 2008 — September 30, 2008	5.00 to 1.0
October 1, 2008 — December 31, 2008	5.00 to 1.0
January 1, 2009 — March 31, 2009	5.00 to 1.0
April 1, 2009 — June 30, 2009	5.00 to 1.0
July 1, 2009 — September 30, 2009	5.00 to 1.0
October 1, 2009 — December 31, 2010	Not Applicable
January 1, 2011 — March 31, 2011	6.25 to 1.00
April 1, 2011 — June 30, 2011	6.00 to 1.00
July 1, 2011 — September 30, 2011	5.75 to 1.00
October 1, 2011 — December 31, 2011	5.50 to 1.00
January 1, 2012 — and thereafter	5.50 to 1.00

(w) Section 6.10(b) of the Credit Agreement shall be amended by deleting such section in its entirety and replacing it with the following:

 (b)           Minimum Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio (which shall be calculated on a Pro Forma Basis to give effect to any prepayment of Loans made in connection with Amendment No. 3 as if such prepayment had been effected on the first day of any Test Period), for any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Consolidated Interest Coverage Ratio
April 1, 2006 — June 30, 2006	1.75 to 1.0
July, 1, 2006 — September 30, 2006	1.75 to 1.0
October 1, 2006 — December 31, 2006	1.75 to 1.0
January 1, 2007 — March 31, 2007	1.80 to 1.0
April 1, 2007 — June 30, 2007	1.85 to 1.0
July 1, 2007 — September 30, 2007	1.90 to 1.0
October 1, 2007 — December 31, 2007	2.00 to 1.0
January 1, 2008 — March 31, 2008	2.00 to 1.0
April 1, 2008 — June 30, 2008	2.00 to 1.0
July 1, 2008 — September 30, 2008	2.00 to 1.0
October 1, 2008 — December 31, 2008	2.00 to 1.0
January 1, 2009 — March 31, 2009	2.00 to 1.0
April 1, 2009 — June 30, 2009	2.00 to 1.0
July 1, 2009 — September 30, 2009	2.00 to 1.0
October 1, 2009 — December 31, 2009	1.25 to 1.0
January 1, 2010 — March 31, 2010	1.25 to 1.0
April 1, 2010 — June 30, 2010	1.25 to 1.0
July 1, 2010 — September 30, 2010	1.25 to 1.0
October 1, 2010 — December 31, 2010	1.25 to 1.0
January 1, 2011 — March 31, 2011	1.50 to 1.0
April 1, 2011 — June 30, 2011	1.50 to 1.0
July 1, 2011 — September 30, 2011	1.50 to 1.0
October 1, 2011 — December 31, 2011	1.75 to 1.0
January 1, 2012 — and thereafter	1.75 to 1.0

(x) Section 6.10 of the Credit Agreement shall be amended by inserting a new Section 6.10(e) beneath Section 6.10(d) as follows:

(e)          Minimum EBITDA.  Permit Consolidated EBITDA for any Test Period ending during any period set forth in the table below, to be less than the amount set forth opposite such period in the table below:

Period	Consolidated EBITDA (in millions)
October 1, 2009 — December 31, 2009	$6.0
January 1, 2010 — March 31, 2010	$6.0
April 1, 2010 — June 30, 2010	$6.0
July 1, 2010 — September 30, 2010	$6.0
October 1, 2010 — December 31, 2010	$6.0
January 1, 2011 — and thereafter	Not Applicable

(y) Section 11.04(c) of the Credit Agreement is hereby amended by inserting the following immediately subsequent to the first sentence:

“The Administrative Agent shall identify in the Register the Extending Revolving Lenders (and their assignees) and the Non-Extending Revolving Lenders (and their assignees).”

SECTION TWO                                 Waiver

Effective as provided in Section 4 hereof, the Lenders hereby waive (the "Waiver"):

(a) from the Waiver Effective Date to, but not including the earlier of the Amendment No. 3 Effective Date and March 31, 2010, any Default as a result of the Borrower defaulting in the performance of its obligations under Sections 6.10(a) and 6.10(b) of the Credit Agreement (as in effect immediately prior to the effectiveness of this Waiver) as of the last day of the fiscal quarter ending on or nearest to December 31, 2009; and

(b) from and after the Waiver Effective Date, any Default arising under Section 5.01 or otherwise under the Credit Agreement as a result of the issuance by the independent public accountants for the Borrower on or prior to March 31, 2010 of an opinion qualified as to scope or containing other qualification or a going concern modification that results solely from the default (or potential default) by the Borrower in the performance of its obligations under Sections 6.10(a) and 6.10(b) of the Credit Agreement (as in effect immediately prior to the effectiveness of this Waiver).

SECTION THREE                                 Extension; Revolving Commitment Reduction.

(a)           By its execution and delivery of its signature page to this Amendment, each Tranche A-1 Revolving Lender party hereto will be deemed to have approved of all of the provisions of this Amendment other than the Extension.  To approve of the Extension as set forth in this Amendment, each Tranche A-1 Revolving Lender party hereto must check the applicable box next to "Accept" on its signature page hereto. To accept the Revolving Commitment Reduction as to itself, a Tranche A-1 Revolving Lender must be an Extending Revolving Lender and must also check the applicable box next to “Accept” on its signature page hereto. If a Tranche A-1 Revolving Lender (i) does not execute and deliver this Amendment, (ii) does not check the "Accept " box with respect to the Extension on its signature page hereto, (iii) does not check the "Accept" box with respect to the Revolving Commitment Reduction on its signature page hereto if it has checked the "Accept" box with respect to the Extension on its signature page hereto or (iii) checks the "Reject" box with respect to the Extension and/or the Revolving Commitment Reduction on its signature page hereto, such Tranche A-1 Revolving Lender shall be deemed to have not approved of the Extension and/or not accepted the Revolving Commitment Reduction, as applicable. For purposes of clarity, UBS AG, Stamford Branch and its affiliates will not accept the Revolving Commitment Reduction.

(b)           Subsequent to the Amendment No. 3 Effective Date and prior to the Initial Revolving Maturity Date, any Non-Extending Revolving Lender may consent to the Extension with respect to all of its Tranche A-1 Revolving Commitments upon delivery to the Administrative Agent of a written notice of such consent signed by such Tranche A-1 Revolving Lender containing the legal name of such Tranche A-1 Revolving Lender, the proposed effective date of such consent and the principal amount of its Tranche A-1 Revolving Commitments, and such consent shall become effective upon the written consent of the Administrative Agent thereto and at such time such Tranche A-1 Revolving Lender shall become an Extending Revolving Lender.

SECTION FOUR                                 Conditions to Effectiveness.

(a) This Amendment (other than with respect to  Section 2 of this Amendment, which for the avoidance of doubt is addressed in Section 4(b) below) shall become effective as of the date (the “Amendment No. 3 Effective Date”) that each of the following conditions precedent and the condition precedent in Section 4(c) below shall have been satisfied or, solely with respect to Sections 4(a)(ii)(x), 4(a)(ii)(y) and 4(a)(iii), waived by the Administrative Agent:

(i) the Administrative Agent shall have received counterparts of this amendment executed by (w) the Borrower, (x) UBS AG, Stamford Branch, in its capacity as Administrative Agent on behalf of the Lenders, (y) the Required Lenders with respect to amendments described in Section One and (z) each of the Extending Revolving Lenders.

(ii) the Borrower shall have (x) paid the Administrative Agent all the fees due to the Administrative Agent, (y) reimbursed or paid all expenses required to be paid or reimbursed by the Borrower pursuant to the Credit Agreement and Section 7 hereof and (z) paid a fee to each Lender who consents to this Amendment on or prior to 3:00 p.m., New York City time, on  December 22, 2009 in an amount equal to 50 basis points of such consenting Lender’s outstanding Commitments and/or Term Loans under the Credit Agreement as of the Amendment No. 3 Effective Date (such amount to be calculated after giving effect to the application of any prepayments and commitment reductions made in connection with this Amendment No. 3);

(iii) the Administrative Agent shall have received a notice of an election to reduce the Commitments pursuant to the Revolving Commitment Reduction in accordance with the terms and conditions set forth in Sections 2.07 and 2.10 of the Credit Agreement; and

(iv) the Borrower shall have made a prepayment of at least $17 million (minus fees and expenses (a) incurred in connection with the Specified Equity Offering referred to in this paragraph and (b) paid pursuant to clause (a)(ii) of this Section Four), with at least $15 million of such prepayment to be made with the proceeds of a Specified Equity Offering, on or prior to noon, New York City time, on March 31, 2010; provided that the proceeds used for the prepayment pursuant to this paragraph cannot be from proceeds of equity purchased by the Borrower or its Subsidiaries in accordance with the provisions of Section 2.10 of the Credit Agreement;

(b) Section 2 of this Amendment shall become effective as of the date (the “Waiver Effective Date”) that each of the conditions precedent described in Sections 4(a)(i)(w), 4(a)(i)(x), 4(a)(i)(y) and 4(a)(ii)(y) above and Section 4(c) below shall have been satisfied or waived by the Administrative Agent:

(c) The effectiveness of this Amendment (other than Sections Seven, Eight, Nine, Ten and Eleven hereof) is further conditioned upon the accuracy of the representations and warranties set forth in Section Five hereof.

SECTION FIVE                                 Representations and Warranties.

In order to induce the Lenders party hereto and the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to each of the Lenders that:

(a) this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation in accordance with its terms;

(b) no Default or Event of Default has occurred and is continuing other than any potential Default or Event of Default that would be cured by the Waiver and/or the Amendment; and

(c) both before and after giving effect to this Amendment, all of the representations and warranties set forth in Article III of the Credit Agreement and in the other Loan Documents will be true and complete in all material respects with the same effect as if made on and as of the date hereof (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation or warranty with respect to the occurrence of a Default or Event of Default shall not apply to any potential Default or Event of Default that would be cured by the Waiver and/or the Amendment.

SECTION SIX                                 Reference to and Effect on the Credit Agreement.

On and after the Amendment No. 3 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as further amended by this Amendment.

The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

For purposes of clarity, to the extent any Default or Event of Default shall be in existence on the Amendment No. 3 Effective Date under Section 6.10(a) or 6.10(b), such Default or Event of Default shall be cured if the Borrower shall be in compliance with Section 6.10(a) and 6.10(b) as amended pursuant to Amendment No. 3.

This Amendment is a Loan Document.

SECTION SEVEN                                 Costs and Expenses.

The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent).

SECTION EIGHT                                 Further Assurances.

The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment No. 3.

SECTION NINE                                 Execution in Counterparts.

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION TEN                                 Lender Signatures.

Each Lender that signs a signature page to this Amendment shall be deemed to have approved this Amendment and shall be further deemed for the purposes of the Loan Documents to have approved this Amendment.  Each Lender signatory to this Amendment agrees that such Lender shall not be entitled to receive a copy of any other Lender’s signature page to this Amendment, but agrees that a copy of such signature page may be delivered to the Borrower and the Administrative Agent.

SECTION ELEVEN                                       Governing Law.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

PGT INDUSTRIES, INC.,

as the Borrower

By:  /s/ Jeffrey Jackson

        Name:Jeffrey Jackson

        Title:EVP/CFO

PGT, INC.,

as a Guarantor

By:  /s/ Jeffrey Jackson

        Name:Jeffrey Jackson

        Title:EVP/CFO

UBS AG, STAMFORD BRANCH,

as Administrative Agent

By:  /s/ Mary E. Evans

        Name: Mary E. Evans

        Title: Associate Director

By:  /s/ Irja R. Otsa

       Name: Irja R. Otsa

       Title: Associate Director

Schedule I

[Revolving Commitment Reduction]

Lender	Revolving Commitment Reduction Amount
General Electic Capital Corporation	$5,000,000